Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date February 11, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Acquires Three-Building Distribution Center in Seattle Chicago (February 11, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it acquired South Seattle Distribution Center, a three-building industrial portfolio totaling approximately 323,000 square feet, located in the downtown South Seattle submarket. South Seattle Distribution Center is 100 percent leased to three high-quality tenants, including the City of Seattle, and boasts a weighted average remaining lease term of nearly eight years. The total purchase price was approximately $38 million with an estimated capitalization rate based on purchase price of approximately 5.2 percent. Due to a strong and diverse local economy, a growing population, and significant constraints on developable land, Seattle is one of the nation’s most desirable industrial markets. The South Seattle submarket’s proximity to the downtown area and Port of Seattle make it one of the highest barrier-to-entry markets and features one of the lowest industrial vacancy rates in the country. This property’s premier location along First Avenue and Spokane Street affords excellent accessibility to major interstate highways, railways and Seattle’s world class seaport. “This acquisition enhances the geographic diversification and growth opportunities within our portfolio,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “The limited availability of land in this unique location and this investment’s long-term leases with annual rent escalations should provide stable income and the opportunity to increase stockholder value over the long-term.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.